As filed with the Securities and Exchange Commission on March 30, 2001

                                                    Registration No. 333-
   =================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       -------------------------------
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       ------------------------------
                       CABLEVISION SYSTEMS CORPORATION
           (Exact name of registrant as specified in its charter)

             DELAWARE                                11-3415180
   (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)               Identification No.)

                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                  (Address of principal executive offices)

                             EMPLOYEE STOCK PLAN
                STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                          (Full title of each plan)

                               ROBERT S. LEMLE
                               VICE CHAIRMAN,
                        GENERAL COUNSEL AND SECRETARY
                       CABLEVISION SYSTEMS CORPORATION
                             1111 STEWART AVENUE
                          BETHPAGE, NEW YORK 11714
                               (516) 380-6230
           (Name, address including zip code and telephone number,
                 including area code, of agent for service)

                               WITH A COPY TO:

                               LAURALYN BENGEL
                            SCHIFF HARDIN & WAITE
                              6600 SEARS TOWER
                        CHICAGO, ILLINOIS 60606-6473
                               (312) 258-5670
                         ___________________________





                                                 CALCULATION OF REGISTRATION FEE


                                                              PROPOSED               PROPOSED
       TITLE OF SECURITIES TO BE             AMOUNT           MAXIMUM                MAXIMUM               AMOUNT OF
        REGISTERED                           TO BE            OFFERING               AGGREGATE           REGISTRATION
                                         REGISTERED (1)       PRICE PER           OFFERING PRICE             FEE
                                                               SHARE
       CABLEVISION  CLASS   A  COMMON
       STOCK:

       Cablevision NY  Group Class  A
       Common Stock,  par value  $.01
       per share

                                           13,575,000          $81.375            $1,104,665,625           $276,167
       Rainbow  Media  Group  Class A
       Common Stock,  par value  $.01
       per share

   (1) Based upon the average of the high and low sales prices of Cablevision Class A Common Stock reported on the New York Stock Exchange on March 26, 2001 pursuant to Rule 457(c) and (h) of the Securities Act of 1933. Of the Common Stock to be registered, an aggregate of 13,200,000 shares are issuable under the Employee Stock Plan (either as Cablevision NY Group Class A Common Stock or Rainbow Media Group Class A Common Stock) and an aggregate of 375,000 shares are issuable under the Stock Option Plan for Non-Employee Directors (either as Cablevision NY Group Class A Common Stock or Rainbow Media Group Class A Common Stock).

                            GENERAL INSTRUCTIONS

   E.  Registration of Additional Securities.

        The contents of the Registration Statement on Form S-8 (File No. 333-41349) filed by the Corporation with the Securities and Exchange Commission on December 2, 1997 registering its Class A Common Stock, par value $.01 per share, issuable pursuant to the Employee Stock Plan* and the Stock Option Plan for Non-Employee Directors, and the contents of Amendments Nos. 1, 2 and 3 thereto, filed by the Corporation with the Securities and Exchange Commission on March 4, 1998, April 3, 1998 and March 29, 2001, respectively, are hereby incorporated by reference.

   * The Employee Stock Plan includes the First, Second and Third Amendments and Restatements of the 1996 Employee Stock Plan. The Second Amended and Restated 1996 Employee Stock Plan previously was called the 1998 Employee Stock Plan.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        All information required in this Registration Statement not included in the exhibits attached hereto or set forth on the signature page is set forth in the Registration Statement and Post Effective Amendment Nos. 1, 2 and 3 thereto (File No. 333-41349), all of which are incorporated herein by reference.

   ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        The first paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides:

             The Corporation shall, to the fullest extent permitted by
        Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

        Article VIII of the Corporation's By-Laws provides:

             A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

             B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law agreement, vote of stockholders or disinterested directors or otherwise.

             C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

        The Corporation has entered into indemnification agreements with certain of its officers and directors indemnifying such officers from and against certain expense, liabilities or other matters referred to in or covered by Section 145 of the Delaware General Corporation Law. The Corporation maintains directors' and officers' liability insurance.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of the Corporation's Amended and Restated Certificate of Incorporation provides for such limitation of liability.


   ITEM 8.   EXHIBITS.

        The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethpage, State of New York, on this 29th day of March, 2001.

                       CABLEVISION SYSTEMS CORPORATION



                       By: /s/ James L. Dolan
                          ----------------------------------------
                            James L. Dolan
                            Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below hereby authorizes William J. Bell and Robert S. Lemle, and either of them acting individually, with power of substitution to file one or more amendments, including Post-Effective Amendments, to this Registration Statement, which Amendments may make such changes as either of them deems appropriate, and each person whose signature appears below, individually and in each capacity stated below, hereby appoints William J. Bell and Robert S. Lemle, and either of them acting individually, with full power of substitution, as Attorney-in-Fact to execute his or her name and on his or her behalf to file any such Amendments to this Registration Statement.

          SIGNATURE               Title                Date
          ---------               -----                ----


   /s/ James L. Dolan    President, Chief         March 29, 2001
   --------------------  Executive Officer
   James L. Dolan        (Principal Executive
                         Officer) and Director


   /s/ William J. Bell   Vice Chairman            March 29, 2001
   --------------------  (Principal Financial
   William J. Bell       Officer) and Director

   /s/ Charles F. Dolan  Chairman, Chairman of    March 29, 2001
   --------------------  the Board of Directors
   Charles F. Dolan

   /s/ Robert S. Lemle   Vice Chairman, General   March 29, 2001
   --------------------  Counsel, Secretary and
   Robert S. Lemle       Director

   /s/ Sheila A. Mahony  Executive Vice           March 29, 2001
   --------------------  President,
   Sheila A. Mahony      Communications,
                         Government and Public
                         Affairs and Director

   /s/ Thomas C. Dolan   Senior Vice President    March 29, 2001
   --------------------  and Chief Information
   Thomas C. Dolan       Officer and Director

   /s/ John Tatta        Director                 March 29, 2001
   --------------------
   John Tatta

   /s/ Patrick F. Dolan  Director                 March 29, 2001
   --------------------
   Patrick F. Dolan

   /s/ Charles D. Ferris Director                 March 29, 2001
   ---------------------
   Charles D. Ferris

                         Director
   --------------------
   Richard H. Hochman

   /s/ Victor Oristano   Director                 March 29, 2001
   --------------------
   Victor Oristano

   /s/ Vincent Tese      Director                 March 29, 2001
   --------------------
   Vincent Tese

   /s/ Michael Huseby    Director                 March 29, 2001
   --------------------
   Michael Huseby

   /s/ Daniel E. Somers  Director                 March 29, 2001
   --------------------
   Daniel E. Somers

                                EXHIBIT INDEX
   EXHIBIT

   Number    Exhibit

     4 Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annex II of the Proxy Statement)

    4.1 By-laws of the Corporation (incorporated by reference to Exhibit 3.2 of the Corporation's Registration Statement on Form S-4, dated January 20, 1998 (File 333-44547))

    5        Opinion of Robert S. Lemle

   23.1      Consent of KPMG LLP

   23.2 Consent of Robert S. Lemle (contained in his opinion filed as Exhibit 5)

   24        Power of Attorney (included on the signature page)